Exhibit 99.1

Grid Dynamics Increases Revenue Guidance for Q1 2022 and Provides Updates on Global Headcount Expansion

Key Takeaways:

●	The company provides an upward revision of its Q1 2022 outlook.

●	The company accelerates global headcount expansion in Central Europe, the US, Mexico, and India.

●	Approximately half of the company’s total headcount is present in the Eastern Europe region, down from two-thirds.

San Ramon, CA, April 6, 2022 – Grid Dynamics Holdings, Inc. (NASDAQ: GDYN) (Grid Dynamics), a leader in enterprise-level digital engineering services and solutions, today announced an upward revision of its Q1 2022 financial performance outlook.

For the first quarter, the company now expects quarterly revenues to be no less than $65 million, compared to the previous guidance in the range of $55 million to $60 million.

Regarding headcount expansion, the company continues to swiftly grow its engineering workforce outside of Eastern Europe, while accelerating relocations from Eastern Europe to Central Europe, Mexico, and other locations. As of today, the number of employees based in Eastern Europe comprises about half of the company’s total headcount, down from more than two-thirds as of February 24th, 2022. Grid Dynamics also continues hiring in western Ukraine. Outside of western Ukraine, the engineering workforce serving enterprise accounts in Eastern Europe is less than 20% of the total headcount, down from 33% five weeks ago. The trend is expected to persist.

In response to increased client demand, the company is accelerating workforce expansion across geographic regions, including Central Europe, the US, Mexico, and India.

About Grid Dynamics

Grid Dynamics (Nasdaq: GDYN) is a digital-native technology services provider that accelerates growth and bolsters competitive advantage for Fortune 1000 companies. Grid Dynamics provides digital transformation consulting and implementation services in omnichannel customer experience, big data analytics, search, artificial intelligence, cloud migration, and application modernization. Grid Dynamics achieves high speed-to-market, quality, and efficiency by using technology accelerators, an agile delivery culture, and its pool of global engineering talent. Founded in 2006, Grid Dynamics is headquartered in Silicon Valley with offices across the US, UK, Netherlands, Mexico, and Central and Eastern Europe.

To learn more about Grid Dynamics, please visit www.griddynamics.com. Follow us on Facebook, Twitter, and LinkedIn.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts and involve risks and uncertainties that could cause the actual results of Grid Dynamics to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include, without limitation, the statement increasing revenue guidance for Q1 2022 and statements concerning Grid Dynamics’s expectations with respect to workforce hiring and other future performance, particularly in light of the COVID-19 pandemic and the Russian invasion of Ukraine.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Grid Dynamics’ control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) Grid Dynamics has a relatively short operating history and operates in a rapidly evolving industry, which makes it difficult to evaluate future prospects and may increase the risk that it will not continue to be successful and may adversely impact our stock price; (ii) Grid Dynamics may be unable to effectively manage its growth or achieve anticipated growth, which could place significant strain on Grid Dynamics’ management personnel, systems and resources; (iii) Grid Dynamics’ revenues are highly dependent on a limited number of clients and industries that are affected by seasonal trends, and any decrease in demand for outsourced services in these industries may reduce Grid Dynamics’ revenues and adversely affect Grid Dynamics’ business, financial condition and results of operations; (iv) the impact of the COVID-19 pandemic and the Russian invasion of Ukraine has and may continue to materially adversely affect our stock price, business operations, and overall financial performance; (v) Grid Dynamics’ revenues are highly dependent on clients primarily located in the United States, and any economic downturn in the United States or in other parts of the world, including Europe or disruptions in the credit markets may have a material adverse effect on Grid Dynamics’ business, financial condition and results of operations; (vi) Grid Dynamics faces intense and increasing competition; (vii) Grid Dynamics’ failure to successfully attract, hire, develop, motivate and retain highly skilled personnel could materially adversely affect Grid Dynamics’ business, financial condition and results of operations; (viii) failure to adapt to rapidly changing technologies, methodologies and evolving industry standards may have a material adverse effect on Grid Dynamics’ business, financial condition and results of operations; (ix) failure to successfully deliver contracted services or causing disruptions to clients’ businesses may have a material adverse effect on Grid Dynamics’ reputation, business, financial condition and results of operations; (x) risks and costs related to acquiring and integrating other companies, including Daxx and Tacit; and (xi) other risks and uncertainties indicated in Grid Dynamics filings with the SEC.

Grid Dynamics cautions that the foregoing list of factors is not exclusive. Grid Dynamics cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Grid Dynamics does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Further information about factors that could materially affect Grid Dynamics, including its results of operations and financial condition, is set forth under the “Risk Factors” section of the Company’s annual report on Form 10-K filed March 3, 2022 and in other periodic filings Grid Dynamics makes with the SEC.

Contact

investorrelations@griddynamics.com